Exhibit 10.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

PETER G. DORNAU,

MAUREEN DORNAU,

and

ONE WATER ASSETS & OPERATIONS, LLC

Dated as of June 21, 2022

i

ii

iii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of June 21, 2022, is entered into by and among PETER G. DORNAU, an individual and resident of the State of Florida (“Peter”), MAUREEN DORNAU, an individual and resident of the State of Florida (“Maureen,” and collectively with Peter, the “Sellers,” and individually, a “Seller”), on the one hand, and ONE WATER ASSETS & OPERATIONS, LLC, a Delaware limited liability company (“Buyer”), on the other hand. Capitalized terms used herein and not otherwise defined in the body of this Agreement shall have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, Sellers, collectively, own all of the issued and outstanding shares of common stock, par value $1.00 (the “Shares”), of Star Brite Europe, Inc., a Florida corporation (the “Company”);

WHEREAS, prior to the Closing, Sellers intend to and will (i) (x) organize a newly formed Florida corporation (“SBE Holdco”) and cause all of the Shares to be contributed to SBE Holdco in exchange for its issuance to the Sellers of one hundred percent (100%) of the outstanding capital stock of SBE Holdco, with such fifty percent (50%) of such stock being issued to each Seller, (y) cause SBE Holdco to timely file a validly completed Form 2553 with the Internal Revenue Service (which shall be noted as “protective” in light of Revenue Ruling 2008-18) to make an election under Section 1362(a) of the Code to be treated as an S corporation for tax purposes, and (z) cause SBE Holdco to timely file a validly completed Form 8869 with the Internal Revenue Service to elect to treat the Company as a qualified subchapter S subsidiary (“QSub”), as set forth in Treasury Regulation Section 1.1361-3; (ii) then cause the Company to be converted into a Florida limited liability company (the “Conversion”), pursuant to which the Shares will be cancelled and replaced by membership interests, and of which SBE Holdco will be the sole member, and the Company will continue to be treated as a disregarded entity for tax purposes, as provided in Treasury Regulation Section 301.7701-3 (the actions to be taken pursuant to clauses (i) and (ii), the “Reorganization”), and (iii) then cause SBE Holdco to sell and transfer all of the issued and outstanding membership interests of the Company (“Units”) to Buyer, for the consideration and subject to the terms and conditions set forth herein;

WHEREAS, the Reorganization is intended to occur under Section 368(a)(1)(F) of the Code;

WHEREAS, subject to the terms and conditions set forth herein, Sellers desires to cause SBE Holdco to sell to Buyer, and Buyer desires to purchase from SBE Holdco, all of the Units;

WHEREAS, a portion of the purchase price payable by Buyer to SBE Holdco shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein); and

WHEREAS, Sellers collectively own a majority of the issued and outstanding capital stock of Ocean Bio-Chem, Inc., a Florida corporation (“OBCI”), and will materially benefit from the Public Merger;

WHEREAS, in furtherance of the closing of the Public Merger (which is a condition to Closing of the transactions contemplated hereby), the Sellers desire, in their individual capacities, to provide Buyer and its Affiliates with certain indemnities related to State Income Tax Claims (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01          Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, SBE Holdco shall sell to Buyer, and Buyer shall purchase from SBE Holdco, the Units, free and clear of all Encumbrances, for the consideration specified in Section 1.02.

Section 1.02        Purchase Price. The aggregate purchase price for the Units shall be $7,000,000, subject to adjustment pursuant to Section 1.04 hereof (the “Purchase Price”).

Section 1.03          Transactions to be Effected at the Closing.

(a)          At the Closing, Buyer shall:

(i)           deliver to SBE Holdco:

(A)          the Closing Date Payment less (1) the Purchase Price Adjustment Escrow Amount, (2) the Indemnification Escrow Amount, and (3) the Tax Indemnification Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer prior to the Closing Date; and

(B)          the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(ii)          pay, on behalf of the Company or Sellers, the following amounts:

(A)        the Closing Indebtedness, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Statement; and

(B)          the Closing Transaction Expenses, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Statement.

(iii)         deliver to the Escrow Agent:

(A)          the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 1.04(d);

(B)          the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in ARTICLE VII (excluding Section 7.10);

(C)          the Tax Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Tax Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 7.10; and

(D)          the Escrow Agreement.

(b)         At the Closing, Sellers shall, or shall cause SBE Holdco to, deliver to Buyer:

(i)          an assignment of membership interests assigning the Units to Buyer, free and clear of all Encumbrances, in a form reasonably acceptable to Buyer; and

(ii)          the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers and SBE Holdco, respectively, at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 1.04          Purchase Price Adjustment.

(a)          Closing Adjustment.

(i)         At least 3 Business Days before the Closing, Sellers shall prepare and deliver to Buyer a certified statement (the “Estimated Closing Statement”) setting forth their good faith estimate of (A) Closing Working Capital, calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end (“Estimated Working Capital”), (B) an itemized list of all outstanding Indebtedness of the Company as of the Closing Date, including the Persons to whom such outstanding Indebtedness is owed, and an aggregate total of such Indebtedness (“Closing Indebtedness”), and (C) the amount of Transaction Expenses remaining unpaid as of the Closing Date (“Closing Transaction Expenses”), including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is.

(ii)          At the Closing, the Purchase Price shall be adjusted in the following manner:

(A)        either (1) an increase by the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital;

(B)          a decrease by the amount of Closing Indebtedness; and

(C)          a decrease by the amount of Closing Transaction Expenses.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(b)          Post-Closing Adjustment.

(i)         Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers a certified statement (the “Closing Statement”) setting forth its calculation of Closing Working Capital, calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end.

(ii)         The post-closing adjustment shall be an amount equal to the Closing Working Capital (as finally determined pursuant to Section 1.04(c)) minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(c)          Examination and Review.

(i)          Examination. After receipt of the Closing Statement, Sellers shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)          Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)       Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the offices of an accounting firm mutually acceptable to the parties (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)         Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)        Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)         Payments of Post-Closing Adjustment.

(i)        Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within 5 Business Days of acceptance of the applicable Closing Statement, or (y) if there are Disputed Amounts, then within 5 Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be.

(ii)          Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Purchase Price Adjustment Escrow Fund. In the event that the amount of such Post-Closing Adjustment is less than the amount of the Purchase Price Adjustment Escrow Fund, such excess amount shall be paid by the Escrow Agent to SBE Holdco pursuant to the terms of the Escrow Agreement. In the event that the amount of such Post-Closing Adjustment is greater than the amount of the Purchase Price Adjustment Escrow Fund, such excess amount shall be paid by the Escrow Agent to the Buyer from the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement. For the avoidance of doubt, in the event that any payment of the Post-Closing Adjustment is owed by Buyer to the Sellers, the entire amount of the Escrow Fund shall be paid by the Escrow Agent to SBE Holdco pursuant to the terms of the Escrow Agreement.

(e)         Adjustments for Tax Purposes. Any payments made pursuant to Section 1.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.05          Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Atlanta, Georgia time, no later than 2 Business Days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 1.06          Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to SBE Holdco hereunder to the extent timely paid over to the applicable Governmental Entity on their behalf in accordance with applicable Law.  Notwithstanding the foregoing, Buyer and the Company shall provide each Seller and SBE Holdco with at least three Business Days prior written notice prior to withholding any amounts pursuant to this Section 1.06, and shall work in good faith with each Seller and SBE Holdco to minimize any such withheld amounts; and provided further, that, so long as SBE Holdco shall have delivered to Buyer a properly prepared certificate of nonforeign status under Treas. Reg. §1.1445-2(b)(2) and Section 1446(f)(2) of the Code and an IRS Form W-9, duly executed by SBE Holdco, there shall be no withholding on account of U.S. federal Income Tax with respect to payments made to SBE Holdco on account of the Purchase Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS AND SBE HOLDCO

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers and SBE Holdco, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof.

Section 2.01         Authority.

(a)        Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against him or her in accordance with its terms. When each other Ancillary Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against him or her in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)        As of the Closing, all actions taken by SBE Holdco in connection with this Agreement and the Ancillary Documents to which it is a party will have been duly authorized, and all such Ancillary Documents will have been duly executed and delivered by SBE Holdco and assuming that such Ancillary Documents constitute valid and binding obligations of Buyer and each Seller a party thereto, as applicable, such Ancillary Documents shall constitute valid and binding obligations of SBE Holdco, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 2.02          Organization, Authority and Qualification.

(a)         As of the date hereof, the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

(b)         At the Closing, SBE Holdco will be a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Florida and will have the full corporate power and authority to own the Units.

Section 2.03          Capitalization.

(a)        As of the date hereof, the authorized capital stock of the Company consists of 100 shares of common stock, par value $1.00 (“Common Stock”), of which 100 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances.

(b)       There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c)         As of the Closing, SBE Holdco will have no Subsidiaries other than the Company which will be wholly-owned by it, and all of the outstanding capital stock of SBE Holdco shall have been issued in compliance with applicable Laws, and none of such outstanding capital stock shall have been issued or transferred in violation of any agreement, assignment or commitment to which Seller, the Company or SBE Holdco shall be a party or shall be subject to or in violation of any preemptive or similar rights.

(d)          The Units will be validly issued and Buyer will acquire the Units free and clear of all Encumbrances at Closing.

Section 2.04          No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 2.05          No Conflicts; Consents. The execution, delivery and performance by Sellers and SBE Holdco of this Agreement and the Ancillary Documents to which they are, respectively, each a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of the Company or SBE Holdco; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, SBE Holdco, or the Company; (c) except as set forth in Section 2.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers, SBE Holdco, or the Company is a party or by which Sellers, SBE Holdco, or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers, SBE Holdco, or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except as related to any applicable filings required by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Section 2.06          Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019, 2020 and 2021 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2022 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the 3-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Buyer.  The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 2.07          Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 2.08          Absence of Certain Changes, Events and Conditions. Prior to the Closing, SBE Holdco shall have conducted no operations and its sole assets shall be (i) prior to the Conversion, the Shares (which will be cancelled pursuant to the Conversion), and (ii) following the Conversion, all of the Units. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or pursuant to the Reorganization, there has not been, with respect to the Company, any:

(a)        event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)         amendment of the charter, bylaws or other organizational documents of the Company;

(c)         split, combination or reclassification of any shares of its capital stock;

(d)        issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)        declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)        material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)          entry into any Contract that would constitute a Material Contract;

(h)       incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)          transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)         acceleration, termination, material modification to or cancellation of any Material Contract (other than termination for expiration of term in accordance with the terms of such Material Contract);

(k)          any material capital expenditures;

(l)        imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company properties, capital stock or assets, tangible or intangible;

(m)      grant of any bonuses, whether monetary or otherwise, or increase in the compensation of its current employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or in the ordinary course of business;

(n)        adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant other than offer letters and employment agreements in the ordinary course of business, (ii) Benefit Plan that would materially increase the cost of providing employee benefits to the employees of the Company, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)         any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(p)         acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(q)          any Contract to do any of the foregoing.

Section 2.09          Material Contracts.

(a)        Section 2.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, being “Material Contracts”):

(i)         each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);

(iii)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(iv)        all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which the Company cannot terminate without material penalty or payment or without more than 90 days’ notice;

(v)        all Contracts providing for the inbound or outbound right or license to use any Company Intellectual Property (excluding licenses for Off-the-Shelf Software and nonexclusive licenses granted in the ordinary course of business);

(vi)         except for Contracts relating to trade payables, all Contracts relating to indebtedness for borrowed money (including, without limitation, guarantees) of the Company;

(vii)        all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(viii)       all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)        any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)        all Contracts between or among the Company on the one hand and a Seller or any Affiliate of a Seller (other than the Company) on the other hand; and

(xi)         all collective bargaining agreements or Contracts with any Union to which the Company is a party.

(b)        Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 2.10          Title to Assets; Real Property.

(a)         The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets  are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           liens for Taxes not yet due and payable;

(ii)         mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)       easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)        other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)         Section 2.10(b) of the Disclosure Schedules lists the street address of each parcel of Real Property, and identifies whether such parcel of Real Property is owned or leased by the Company. With respect to owned Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers or the Company and relating to the Real Property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property.

(c)         The leases delivered to Buyer by Company or Sellers regarding the leased Real Property identified in Section 2.10(b) of the Disclosure Schedules (each a “Lease”) represents all Real Property leased by Company and contain the entire agreement between the landlord of each of the leased premises and the Company, and there is no other Contract between the landlord and the Company affecting such leased Real Property.  With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any Sellers nor, to the Knowledge of Sellers, any other party to the Lease, is in default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default under such Lease; and (iii) the Company’s or Seller’s possession and quiet enjoyment of the leased Real Property under such Lease has not been disturbed, and to the Knowledge of Sellers, there are no disputes with respect to such Lease. Neither the Company nor any Sellers has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any Seller subleased, licensed, or otherwise granted any Person a right to use or occupy such leased Real Property or any portion thereof. The leased Real Property is in compliance in all material respects with all applicable Laws pertaining thereto and the operations conducted thereat. The Company has not received written notice from any Governmental Authority of any alleged violation or assertion of any violation of any applicable Laws pertaining to the leased Real Property and the operations conducted thereat.

Section 2.11          Condition and Sufficiency of Assets. The buildings, plants, structures,  fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and, to Sellers Knowledge, none of such buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 2.12          Intellectual Property; Company IT Systems.

(a)        Section 2.12(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Section 2.12(a) of the Disclosure Schedules, the Company owns or has the right to use all Intellectual Property necessary for the conduct of the Company’s business as currently conducted.

(b)         To the Knowledge of the Sellers: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(c)        All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past 3 years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or to the Knowledge of the Seller, other impairment of the Company IT Systems. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(d)         The Company has materially complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past 3 years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 2.13          Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 2.14          Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona-fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing.

Section 2.15          Customers and Suppliers.

(a)         Section 2.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for each of the 2 most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)       Section 2.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the 2 most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 2.16          Insurance. Section 2.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Sellers or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates (including the Company) have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Sellers nor any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 2.17          Legal Proceedings; Governmental Orders.

(a)       Except as set forth in Section 2.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of Sellers, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)        There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 2.18          Compliance with Laws; Permits.

(a)          The Company has at all times since January 1, 2019 complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)         All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit issued to the Company, except as would not have a Material Adverse Effect.

Section 2.19          Environmental Matters.

(a)          The Company is currently and since January 1, 2019 has been in material compliance with all Environmental Laws, except as would not have a Material Adverse Effect, and the Company has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing material obligations or requirements as of the Closing Date.

(b)        The Company holds, has been since January 1, 2019, and is currently in compliance with all Environmental Permits (each of which is disclosed in Section 2.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company, except where the failure to hold or comply with any such Environmental Permit would not have a Material Adverse Effect.

(c)         To the Knowledge of the Sellers, no Real Property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)         To the Knowledge of Sellers, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Real Property currently or formerly owned, operated or leased by the Company, and neither the Company nor Sellers have received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the business of the Company (including, but not limited to, soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material, in each case, which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Company that would reasonably be expected to result in a material liability to the Company.

(e)         Section 2.19(e) of the Disclosure Schedules contains a complete and accurate list of all underground storage tanks and all above-ground storage tanks that require registration with any Governmental Authority that, in each case, are, or to the Knowledge of Sellers have been, owned or operated by the Company at any Real Property.

(f)          Sellers have provided or otherwise made available to Buyer any and all material third party environmental reports, site assessments and Environmental Permits since January 1, 2019, and other similar documents with respect to any currently owned, operated or leased Real Property which are in the possession or control of the Sellers or Company.

(g)       The representations and warranties contained in this Section 2.19 are the sole and exclusive representations and warranties of the Company in this Agreement relating to environmental, health and safety matters, including Environmental Laws, Hazardous Materials, or Environmental Permits required under Environmental Laws.

Section 2.20          Employee Benefit Matters.

(a)         Section 2.20(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, in effect and covering one or more Employees,  current directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability, including a material liability for premiums or benefits (as listed on Section 2.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)         Except as set forth in Section 2.20(b) of the Disclosure Schedules, each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as would not result in a material liability to Buyer or the Company after the Closing, (i) all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws and (ii) with respect to any Benefit Plan, to the Knowledge of Sellers, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c)         Except as set forth in Section 2.20(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither the Sellers, the Company, nor any ERISA Affiliate: (i) have withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) have engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d)         Other than as required under Section 4980B of the Code or other applicable Law or provided for as a severance entitlement under any individual employment agreement or Benefit Plan, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)        (i) There is no pending or, to the Knowledge of the Sellers, threatened, action relating to a Benefit Plan; and (ii) no Benefit Plan has within the 3 years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f)          The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)        Except as set forth in Section 2.20(g) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will directly: (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 2.21          Employment Matters.

(a)         Section 2.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) and commission, bonus or other incentive-based compensation.

(b)         The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past 3 years, any Union representing or, to the Company’s Knowledge, purporting to represent any employee of the Company. In the past 3 years, there has not been, nor to the Company’s Knowledge is there any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

Section 2.22          Taxes. Except as set forth in Section 2.22 of the Disclosure Schedules:

(a)        The Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company have been paid or accrued.

(b)         No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(c)         All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(d)        The Company is not a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Sellers, threatened, Actions by any taxing authority.

(e)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(f)          The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(g)          The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(h)         Each Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(i)          At Closing, SBE Holdco will not be a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2, or a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code

(j)        The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k)        The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(l)          The Company has been a validly electing S corporation within the meaning of Section 1361 of the Code at all times since its effective date of formation.  Other than as contemplated by the Reorganization, neither Seller nor the Company has taken any action that would invalidate the Company’s election to be treated as an S corporation within the meaning of Section 1361 of the Code.

(m)       Prior to the Closing, SBE Holdco will have timely made an election to be treated as an S corporation within the meaning of Section 1361 of the Code (and all corresponding provisions of state and local Law, if applicable) effective on, and will be qualified as an S corporation for federal income Tax purposes (and all corresponding provisions of state and local Tax Law, if applicable) since, the date on which it acquires the Shares (which election shall be noted as “protective” in light of Revenue Ruling 2008-18).  As of the Closing, no issue shall have been raised by any Governmental Authority with respect to SBE Holdco’s qualification as an S corporation under federal income Tax Law or any corresponding provisions of state and local Tax Law, if applicable.

(n)         Prior to the Closing, pursuant to Treasury Regulation Section 1.1361-3, the Company will have taken all steps and made all filings on a timely basis to become a QSub within the meaning of Section 1361(b)(3)(B) of the Code at the time Sellers contribute the Shares to SBE Holdco and will retain such status at all times until the Conversion (after which no election will be made by SBE Holdco to treat the Company as an association taxable as corporation pursuant to Treasury Regulation Section 301.7701-3).

(o)        Section 2.22(o) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, and, to the Knowledge of Sellers, no such claim has otherwise been made, asserted or threatened by any such taxing authority.

Section 2.23          Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, members, the board of directors, managers and any committees of the Company, and no meeting, or action taken by written consent, of any such shareholders, members, board of directors, managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 2.24          Product Liability Claims. Section 2.24 of the Disclosure Schedules sets forth all pending or, to the Knowledge of Sellers, threatened, Actions relating to any alleged hazard or defect in any product manufactured, distributed or sold by or on behalf of the Company. Section 2.24 of the Disclosure Schedules sets forth any such claim asserted since December 31, 2019 from which the Company or any of its Affiliates has incurred material costs. Other than as set forth on Section 2.24 of the Disclosure Schedules, each product manufactured, distributed, or sold by the Company has been in material conformity with all applicable contractual commitments and the Company has no liability (and, to the Knowledge of the Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) for indemnification with respect thereto, recall or return thereof or other Losses in connection therewith. Except as set forth on Section 2.24 of the Disclosure Schedules, no product manufactured, distributed or sold by the Company is subject to any indemnification obligation of the Company.

Section 2.25          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Sellers or SBE Holdco.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01          Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 3.02          No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.03          Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 3.05          Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.06          Solvency.

(a)         Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will be solvent and will: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

(b)       Buyer has sufficient cash funds or existing credit facilities with availability for the satisfaction of all of its obligations under this Agreement, including the payment of the Purchase Price and the payment of all associated costs and expenses. Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any financing condition.

ARTICLE IV
COVENANTS

Section 4.01          Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers and SBE Holdco shall, and shall cause the Company to, conduct the business of the Company in the ordinary course of business, and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers and SBE Holdco shall cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 2.08 to occur.

Section 4.02          Access to Information. From the date hereof until the Closing, Sellers and SBE Holdco shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers, SBE Holdco, and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 4.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers, SBE Holdco, or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or SBE Holdco in this Agreement.   Notwithstanding anything to the contrary herein, such access to the Real Properties shall not include the right to conduct any invasive or intrusive investigation, testing or sampling of any environmental media or building materials, including, soil, groundwater, surface water, soil vapor, sediment or air.

Section 4.03          No Solicitation of Other Bids.

(a)        Sellers shall not, and shall not authorize or permit any of their Affiliates (including SBE Holdco and the Company) or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including SBE Holdco and the Company) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)         In addition to the other obligations under this Section 4.03, Sellers shall promptly (and in any event within 3 Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)        Sellers agree that the rights and remedies for noncompliance with this Section 4.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 4.04          Notice of Certain Events.

(a)          From the date hereof until the Closing, Sellers and SBE Holdco shall promptly notify Buyer in writing of:

(i)         any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers or SBE Holdco hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;

(ii)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)        any Actions commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting Sellers, SBE Holdco, or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)        Buyer’s receipt of information pursuant to this Section 4.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or SBE Holdco in this Agreement (including Section 7.02 and Section 8.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 4.05          Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 4.05 of the Disclosure Schedules.

Section 4.06          Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 4.07          Non-Competition; Non-Solicitation. Other than in connection with the employment of any Seller or Affiliate of Sellers following the Closing by OBCI, the Company or any of their respective Affiliates:

(a)         For a period of 5 years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)        During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 4.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)         During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)        Sellers acknowledge that a breach or threatened breach of this Section 4.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)          Sellers acknowledge that the restrictions contained in this Section 4.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.08          Governmental Approvals and Consents.

(a)        Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals, including but not limited to any applicable filings required by the HSR Act, that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)        Sellers and SBE Holdco shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 2.05 of the Disclosure Schedules.

(c)          If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers and SBE Holdco shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers and SBE Holdco shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers and SBE Holdco provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

Section 4.09          Books and Records.

(a)        In order to facilitate the resolution of any claims made against or incurred by Sellers or SBE Holdco prior to the Closing, or for any other reasonable purpose, for a period of 6 years after the Closing, Buyer shall:

(i)          retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)          upon reasonable notice, afford the Representatives of Sellers or SBE Holdco reasonable access (including the right to make, at Sellers’ or SBE Holdco’s, as applicable, expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE V.

(b)         In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of 6 years following the Closing, Sellers and SBE Holdco shall:

(i)          retain the books and records (including personnel files) of Sellers and SBE Holdco which relate to the Company and its operations for periods prior to the Closing; and

(ii)          upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE V.

(c)          None of Buyer nor Sellers nor SBE Holdco shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 4.09 where such access would violate any Law.

Section 4.10          Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers and SBE Holdco shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 4.11          Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 4.12          Further Assurances; Release. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. As of the Closing, each of the Sellers and SBE Holdco each hereby irrevocably waives and releases the Company, Buyer, and their respective present and former Representatives, from any and all actions, claims, causes of action or liabilities, in law or equity, known or unknown, and whether or not heretofore asserted, which such Seller or SBE Holdco ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever since the formation of the Company to the Closing.

ARTICLE V
TAX MATTERS

Section 5.01          Intended Tax Treatment.  The parties hereto acknowledge and agree as to their intent for Tax Purposes (i) that the treatment of the Reorganization be as set forth in the recitals, and (ii) that the purchase and sale of the Units in exchange for the Purchase Price be treated as a taxable purchase by Buyer and taxable sale by SBE Holdco of an undivided interest in the assets of the Company (collectively, the “Intended Tax Treatment”). No party hereto shall take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax Return, or otherwise, that is inconsistent with the Intended Tax Treatment unless required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code or other applicable Law.

Section 5.02          Purchase Price Allocation.  The Purchase Price (including any assumed liabilities and other items treated as taxable consideration for Tax Purposes) (the “Allocable Consideration”), shall be allocated among the assets of the Company for Tax Purposes in accordance with the methodology set forth in Exhibit B (the “Allocation Schedule Methodology”), which is consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within ninety (90) days following the determination of the Post-Closing Adjustment, Buyer shall deliver to Sellers a draft allocation schedule of the Allocable Consideration among the assets of the Company (the “Allocation Schedule”), which shall be prepared in accordance with the Allocation Schedule Methodology.  Within thirty (30) days after the receipt of such draft Allocation Schedule, Sellers will propose to Buyer in writing any objections or proposed changes to such draft Allocation Schedule.  In the event of objections or proposed changes, Sellers and Buyer shall attempt in good faith to resolve any differences between them with respect to the Allocation Schedule within ten (10) days after Buyer’s receipt of a timely written notice of objection or proposed changes from Sellers.  If Sellers and Buyer fail to reach an agreement despite their good faith efforts within such time period, then those matters and amounts remaining in dispute shall be referred to the Independent Accountant for resolution in a manner consistent with the Allocation Schedule Methodology, with costs to be shared by each party in the percentage inversely proportionate to the percentage of the total amount submitted for dispute resolution that is resolved in such party’s favor.  The parties agree to file all federal, state, and local Tax Returns in accordance with the Allocation Schedule (as finally determined in accordance with this Section 5.02).  No party shall take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax Return, or otherwise, that is inconsistent with the Allocation Schedule (as finally determined) unless required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code or other applicable Law.

Section 5.03          Tax Covenants.

(a)        Without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Sellers, SBE Holdco and their respective Affiliates and Representatives (and, prior to the Closing, Sellers, SBE Holdco, the Company, and their respective Affiliates and Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b)        All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by SBE Holdco when due. SBE Holdco shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04          Tax Returns.

(a)        Sellers, at Sellers’ expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns required to be filed by the Company and SBE Holdco for all Pre-Closing Tax Periods regardless of when they are to be filed.  Such Tax Returns shall be prepared in a manner consistent with the past practices of the Company except as required by applicable Law and in a manner consistent with Sections 5.01 and 5.02 as well as the allocation of all Transaction Expenses to the Pre-Closing Tax Period.  Sellers shall deliver or cause to be delivered a copy of each such Income Tax Return to Buyer at least thirty (30) days prior to the date on which such Income Tax Return is required to be filed (taking into consideration applicable extensions) for Buyer’s review and comment.  Buyer shall review such Income Tax Returns within fifteen (15) days after the delivery of such Income Tax Returns.  In connection with Buyer’s review, Sellers shall provide or cause to be provided promptly to Buyer information reasonably requested by Buyer or its Affiliates.  If Buyer does not submit comments within such review period, Buyer will be deemed to have accepted such Income Tax Returns as prepared by Sellers.  If Buyer submits comments to Sellers within such review period, Buyer and Seller shall negotiate in good faith to resolve any such items disputed in such comments.  If Buyer and Seller are unable to resolve any such dispute within ten (10) days after Buyer provides its comments, the parties shall resolve the dispute in accordance with Section 5.04(c) (as well as Sections 5.01 and 5.02 and the allocation of all Transaction Expenses to the Pre-Closing Tax Period).

(b)          The Buyer, at the Sellers’ expense, shall prepare or cause to be prepared and timely file or cause to be timely filed (i) all Non-Income Tax Returns required to be filed after the Closing Date for the Company for all Pre-Closing Tax Periods and (ii) any and all Tax Returns required to be filed for the Company for a Straddle Period.  Buyer shall deliver a copy of such Tax Returns to the Sellers at least thirty (30) days prior to the date on which such Tax Return is required to be filed (taking into consideration applicable extensions) for the Sellers’ review and comment; provided, however, if such thirty (30) day period is not practical for such Non-Income Tax Return, the Buyer shall provide a copy of such Tax Return to the Sellers as soon as commercially reasonable.  Sellers shall review such Tax Returns within fifteen (15) days after the delivery of such Tax Returns.  In connection with Sellers’ review, Buyer shall provide or cause to be provided promptly to Sellers information reasonably requested by Sellers.  If Sellers do not submit comments within such review period, Sellers will be deemed to have accepted such Tax Returns as prepared by Buyer.  If Sellers submit comments to Buyer within such review period, Buyer and Sellers shall negotiate in good faith to resolve any such items disputed in such comments.  If Buyer and Sellers are unable to resolve any such dispute within ten (10) days after Seller provides its comments, the parties shall resolve the dispute in accordance with Section 5.04(c).  Seller shall bear and pay (i) the amount of Taxes due and owing on the Tax Returns for a Pre-Closing Tax Period of the Company and (ii) the amount of Taxes attributable to any Pre-Closing Straddle Period determined in accordance with Section 5.06, due and owing on the Tax Returns for a Straddle Period of the Company.

(c)          In the event that Buyer and Sellers are unable to agree on any timely-raised issue raised by the other party pursuant to Section 5.04(a) or Section 5.04(b), Buyer and Sellers shall engage the Independent Accountant to resolve the matter, and the Independent Accountant’s determination shall be final and binding on the parties.  The Independent Accountant shall resolve the dispute within twenty (20) days after the item has been referred to it.  Notwithstanding anything to the contrary in this Section 5.04(c), the party responsible pursuant to Section 5.04(a) or Section 5.04(b) for preparing the disputed Tax Return shall be entitled to file on behalf of the Company, or cause to be filed, the applicable Tax Return without having incorporated the disagreed -upon changes to avoid a late filing of such Tax Return.  If the Independent Accountant’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, then the party responsible pursuant to Section 5.04(a) or Section 5.04(b) for preparing the disputed Tax Return shall cause an amended Tax Return to be filed that reflects such resolution.  The fees and expenses of the Independent Accountant shall be borne by each party in the percentage inversely proportionate to the percentage of the total amount submitted for dispute resolution that is resolved in such party’s favor.

Section 5.05          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 5.06          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)         in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)        in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period

Section 5.07          Additional Restrictions for Income Tax Matters.

(a)        With respect to all Income Taxes related to the Pre-Closing Tax Period, Buyer shall not, without prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, except as contemplated by this Section 5.07 (i) re-file or amend, or permit the Company to re-file or amend, any Income Tax Return of the Company filed by the Company prior to Closing, (ii) enter or permit the Company to enter into discussions regarding any voluntary disclosure, (iii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Income Tax or deficiency, or (iv) make (or cause to be made), or permit the Company to make, any Tax election affecting Income Taxes related to the Pre-Closing Tax Period.

(b)         If a claim shall be made by any Governmental Entity, which, if successful, could  increase the Income Taxes of the Sellers or otherwise is with respect to any Income Taxes related to the Pre-Closing Tax Period, then Buyer shall give written notice to the Sellers in writing of such claim (a “Tax Claim”). Sellers shall, solely at Sellers’ cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that the Buyer also may jointly participate in such Tax Claim at the expense of the Buyer, and Sellers shall reasonably cooperate with Buyer as to the joint management of the Tax Claim.  Notwithstanding the foregoing, neither Sellers nor any of their respective Affiliates or Representatives shall settle any such Tax Claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.08          Cooperation and Exchange of Information. Sellers, SBE Holdco, and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE V or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Sellers, SBE Holdco, and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers, SBE Holdco, or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be conditioned on the fact that, at or prior to the Closing, no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)         Other than the representations and warranties of Sellers and SBE Holdco contained in Section 2.01, Section 2.02, Section 2.03, Section 2.06 and Section 2.25 (collectively, the “Seller Fundamental Representations”), the representations and warranties of Sellers and SBE Holdco contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)         The Company, SBE Holdco, and Sellers will have performed, in all material respects, all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing for completion of the Reorganization.

(c)         Sellers and SBE Holdco shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers and SBE Holdco shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)        No Action shall have been commenced against Buyer, Sellers, SBE Holdco, or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)         All approvals, consents and waivers that are listed on Section 2.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)         The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)          Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 4.05.

(i)          Sellers shall have delivered to Buyer the Estimated Closing Statement contemplated in Section 1.04(a)(i).

(j)          Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(k)          Sellers and SBE Holdco shall each have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller and SBE Holdco is not a foreign person within the meaning of Section 1445 of the Code.

(l)          SBE Holdco will have delivered to Buyer a duly executed assignment of the Units in a form reasonably acceptable to Buyer.

(m)       Buyer shall have received a certificate, dated the Closing Date and signed by each of the Sellers and SBE Holdco, that each of the conditions set forth in Section 6.02(a) – (c) and Section 6.02(f) have been satisfied, to which are attached copies of (i) the resolutions of the board of directors of SBE Holdco and Sellers, as the sole shareholders of SBE Holdco, authorizing the sale by SBE Holdco of the Units, (ii) the resolutions of the sole member and the manager(s) of the Company approving this Agreement and the transactions contemplated herein, (iii) the organizational documents of each of the Company and SBE Holdco, (iv) certificates of good standing issued by the Secretary of State of the State of Florida as of a recent date for each of the Company and SBE Holdco, and (v) all of the documents comprising the Reorganization (the “Reorganization Documents”), including a certificate of the Conversion issued by the Secretary of State of the State of Florida and the cancelled stock certificates in the names of Sellers, evidencing their prior ownership of the Shares, as applicable, in each case certified as accurate and complete as of the Closing Date.

(n)          The Public Merger shall either (i) have closed, or (ii) had all conditions to the closing thereof satisfied or waived by the parties thereto.

(o)      Sellers and SBE Holdco shall have delivered to Buyer customary and executed payoff letters, Encumbrance releases, and other instruments of discharge or termination, in form and substance satisfactory to Buyer, so as to allow, as of the Closing, for the payoff, release, discharge, or termination, as applicable, of all of the Closing Indebtedness.

(p)       Sellers and SBE Holdco shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(q)          The applicable HSR Act waiting period shall have expired or been terminated.

Section 6.03          Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 3.01 and Section 3.04 (the “Buyer Fundamental Representations,” and collectively with the Seller Fundamental Representations, the “Fundamental Representations”), the representations and warranties of Buyer contained in this Agreement, Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Buyer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)         No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)         The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(e)       Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(f)          Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII
INDEMNIFICATION

Section 7.01          Survival. Except in the case of fraud  or willful misconduct, and subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, and Sellers’ obligation to indemnify Buyer with respect thereto, shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the Fundamental Representations shall survive until the date that is 5 years from the Closing Date; and (b) Section 2.22 (the “Tax Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE V which are subject to ARTICLE V) shall survive the Closing until the first to occur of (i) the date that is 7 years from the Closing Date, (ii) the period explicitly specified therein or (iii) the full performance thereof. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02          Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Sellers or SBE Holdco contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers or SBE Holdco pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or SBE Holdco pursuant to this Agreement;

(c)         without duplication of amounts deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 1.04(a)(i) or taken into account in the Post-Closing Adjustment, any Pre-Closing Taxes; or

(d)        any Transaction Expenses or Indebtedness of the Company or Sellers or SBE Holdco outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 1.04(a)(i) or taken into account in the Post-Closing Adjustment.

Section 7.03          Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend Sellers and their Affiliates (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)        any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          Post-Closing Taxes.

Section 7.04          Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)          Subject to Section 7.04(c) and Section 7.04(d), (i) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $50,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Basket; and (ii) the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.02(a) shall not exceed the Indemnification Escrow Amount (the “Non-Fundamental Cap”).

(b)        Subject to Section 7.04(c), (i) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket; and (ii) the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Non-Fundamental Cap.

(c)        Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) fraud or willful misconduct; (ii) any inaccuracy in or breach of the Tax Representations or the Fundamental Representations; (iii) Section 7.02(b)-(d); and (iv) Section 7.03(b)-(c).

(d)        Notwithstanding the foregoing, (i) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Tax Representations for which Sellers shall be liable pursuant to Section 7.02(a) shall not exceed $3,500,000 (the “Tax Cap”); and (ii) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of (A) any inaccuracy in or breach of the Seller Fundamental Representations for which Sellers shall be liable pursuant to Section 7.02(a) or (B) Section 7.02(b)-(d) shall not exceed the Purchase Price (the “Fundamental Cap,” and together with the Non-Fundamental Cap and the Tax Cap, the “Cap”).

(e)         For purposes of this ARTICLE VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05          Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)         Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 4.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)        Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)         Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, at which point the Indemnified Party shall be entitled to such remedies as may be available to it on the terms and subject to the provisions of this Agreement.

Section 7.06          Payments; Indemnification Escrow Fund.

(a)        Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)         Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VII shall be satisfied: (i) first, against the Basket, if applicable, then (ii) second, from the Indemnification Escrow Fund, subject to the applicable Cap (if any); then (ii) third, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers, subject to the applicable Cap (if any).

Section 7.07          Tax Treatment of Indemnification Payments; Insurance Proceeds.

(a)         All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(b)        All indemnification payments made under this Agreement shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim.

Section 7.08          Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.09          Exclusive Remedies. Subject to Section 1.04(b), Section 4.07 and Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE V and this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent or intentional misconduct.

Section 7.10          Tax Indemnification.

(a)        Notwithstanding any other indemnification provision(s) in this Agreement, the Sellers agree, jointly and severally, to indemnify and defend each of the Buyer Indemnitees (including, without limitation, Ocean Bio-Chem, LLC, as a successor by conversion to OBCI, and its subsidiaries) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of, any state income Taxes of or imposed on Ocean Bio-Chem, LLC, as a successor by conversion to OBCI, or any of its subsidiaries, with respect to any Pre-Closing Tax Period, in any jurisdiction by any Governmental Authority as a result of failure by OBCI or any of its subsidiaries to: (i) file a state Income Tax return in any such jurisdiction, or (ii) properly report, apportion or allocate income to any such jurisdiction (each a “State Income Tax Claim”).

(b)          If any Buyer Indemnitee receives notice of the assertion or commencement of any State Income Tax Claim, the Buyer Indemnitee shall give the Sellers reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such State Income Tax Claim. The failure to give such prompt written notice shall not, however, relieve the Sellers of their indemnification obligations, except and only to the extent that the Sellers forfeit rights or defenses by reason of such failure. Such notice by the Buyer Indemnitee shall describe the State Income Tax Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnitee. The Sellers shall not have the right to participate in or to assume the defense of any State Income Tax Claim. Sellers and the Buyer Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any State Income Tax Claim, including making available (subject to the provisions of Section 4.06) records relating to such State Income Tax Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such State Income Tax Claim.

(c)         The Buyer Indemnitee shall have the authority to enter into a settlement of any State Income Tax Claim without the prior written consent of the Sellers.

(d)        Once a Loss related to a State Income Tax Claim is agreed to by the Sellers, settled by the Buyer Indemnitee(s) pursuant to Section 7.10(c), or finally adjudicated to be payable pursuant to this Section 7.10, the Sellers shall satisfy their obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Any Losses payable to a Buyer Indemnitee pursuant to this Section 7.10 shall be satisfied solely from the Tax Indemnification Escrow Fund. The aggregate amount of all Losses for which Sellers shall be liable pursuant to this Section 7.10 shall not exceed the Tax Indemnification Escrow Amount. Sellers’ obligations under this Section 7.10 shall survive Closing for a period of twenty-four (24) months (the “State Income Tax Indemnification Period”); provided that any such State Income Tax Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Buyer Indemnitee(s) to the Sellers prior to the expiration date of the State Income Tax Indemnification Period shall not thereafter be barred by the expiration of the State Income Tax Indemnification Period and such State Income Tax Claims shall survive until finally resolved. Upon the expiration of the State Income Tax Indemnification Period, any remaining Tax Indemnification Escrow Amount, if any, shall be released to Sellers.

(e)         For the avoidance of doubt, the provisions of Sections 7.01-7.09 shall not apply to any State Income Tax Claim.

ARTICLE VIII
TERMINATION

Section 8.01          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of Sellers and Buyer;

(b)          by Buyer by written notice to Sellers if:

(i)           Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Sellers within 10 days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)         any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Sellers by written notice to Buyer if:

(i)          Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Buyer within 10 days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii)          any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2022, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)       by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement.

Section 8.02          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this ARTICLE VIII and Section 4.06 and ARTICLE IX hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Buyer, to:	One Water Assets & Operations, LLC
Lanier Islands Parkway
Buford, Georgia 30518
	Attention:	Jack Ezzell
Jeff Huntley
Email:

with a copy (which shall not constitute notice) to:
Butler Snow LLP
1020 Highland Colony Parkway
Suite 1400
Ridgeland, Mississippi 39158-6010
	Attention:	Robert B. Harwell; Jim Lawless
	Email:	bo.harwell@butlersnow.com
jim.lawless@butlersnow.com

If to the Sellers or SBE Holdco, to:
Peter G. Dornau

Email:

with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
	Attention:	Justin W. Chairman
	Email:	justin.chairman@morganlewis.com

Section 9.03          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (c) the term “made available” means made available in the Data Room and accessible by Buyer and its Representatives at least 2 Business Days prior to the date hereof. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 4.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06          Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to (a) one or more of its direct or indirect wholly-owned subsidiaries; and (ii) any Person (including Buyer’s lender(s)) as collateral security. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08          No Third-Party Beneficiaries. Except as provided in ARTICLE VII or as contemplated by Section 9.07, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

ONE WATER ASSETS & OPERATIONS,LLC,
a Delaware limited liability company

By:	/s/ Jack Ezzell
Name:	Jack Ezzell
Title:	Chief Financial Officer

SELLERS:

/s/ Peter G Dornau
Peter G. Dornau

/s/ Maureen Dornau
Maureen Dornau

[Signature Page to Stock Purchase Agreement (Project Ocean)]

Exhibit A

Defined Terms

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Escrow Agreement, Estimated Closing Statement, Closing Statement, and any other agreements, documents, or instruments to be delivered in connection with this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Atlanta, Georgia are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means, collectively, all Owned Intellectual Property and Licensed Intellectual Property.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) cash and cash equivalents, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) deferred Tax assets, and (d) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Data Room” means that certain virtual data room hosted by Firmex with the project name “Project Ocean” and made accessible to Buyer and its Representatives.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law or and any Governmental Order in effect on the Closing Date: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, worker health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act of 1996, as amended, 7 U.S.C. §§ 136 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit issued pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers and Escrow Agent at the Closing.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per-and polyfluoroalkyl substances.

“Income Tax” means any federal, state, local or foreign Tax measured or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means $700,000.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

“Intended Tax Treatment” shall have the meaning set forth in Section 5.01.

“Knowledge of Sellers or Knowledge of the Sellers” or any other similar knowledge qualification, means the actual knowledge of the Sellers, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, judgment, other legally enforceable requirements or rule of law of any Governmental Authority.

“Licensed Intellectual Property” means Intellectual Property that is owned by a third Person and that the Company uses in the conduct of its business.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 2.05 and Section 4.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Non-Income Tax Return” means any Tax Return relating solely to Taxes other than Income Taxes and, for the avoidance of doubt, shall not mean or include any Income Tax Return.

“Off-the-Shelf Software” means licenses for commercially available, unmodified, prepackaged, off-the-shelf software used by the Company.

“Owned Intellectual Property” means Intellectual Property owned by the Company.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Public Merger” means the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 21, 2022, by and among OneWater Marine Inc., OBCMS, Inc., and OBCI.

“Purchase Price Adjustment Escrow Amount” means $450,000.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping,  disposing or migrating into or through the environment (including, without limitation, ambient outdoor air, surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the manufacturing, distribution, and marketing of appearance, performance, and maintenance chemicals and accessories for the marine, automotive, RV, and home care market.

“Target Working Capital” means $1,400,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Indemnification Escrow Amount” means $1,500,000.

“Tax Purposes” shall mean for U.S. federal income tax purposes together will all applicable state and local income tax purposes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means (i) the United States; (ii) Europe; and (iii) Africa.

“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including, without limitation, any sale, success, retention, change in control, transaction or similar bonus to be paid by the Company or its Affiliates to any current or former employee, director, manager, officer, individual independent contractor or other individual service provider of the Company or its Affiliates that is or becomes payable solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.